Exhibit 23.4

Consent of Robert W. Baird & Co. Incorporated

We hereby consent to the inclusion of our letter dated October 1, 2014 to Ashford Hospitality Trust, Inc. (“Ashford Trust”) as Appendix B to the Prospectus which forms a part of the Amendment No. 4 to the Registration Statement on Form S-4 of Ashford, Inc. (Registration No. 333-197191) relating to the proposed spin-off by Ashford Trust of Ashford, Inc., and references to such opinion in such Prospectus. In giving such consent, we do not admit we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “Experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Robert W. Baird & Co. Incorporated

/s/ Steven H. Goldberg
Steven H. Goldberg
Managing Director

October 1, 2014